Exhibit 99.4

VOTING AGREEMENT AND THE GRANT OF PROXY

THIS VOTING AGREEMENT AND THE GRANT OF PROXY (this “Agreement”) is made and entered into effective as of September 7, 2015 by and among:

1.	Maodong Xu (“Mr. Xu”);

2.	EXTENSIVE POWER LIMITED, a company incorporated under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (the “Extensive” or the “Shareholder”).

3.	Huimin Wang (“Ms. Wang”);

RECITALS

A.          Wowo Limited, a Cayman Islands company (the “Company”), New Admiral Limited (the “Company SPV”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, shareholders of Join Me Group (HK) Investment Company Limited (“JMU”), a limited liability company incorporated in Hong Kong, including the Extensive Power Limited, have entered into a Share Purchase Agreement dated June 5, 2015 (the “SPA”), as amended from time to time, pursuant to which the Company SPV shall purchase all issued and outstanding ordinary shares of JMU, and shall pay certain cash consideration and transfer additional ordinary shares of the Company to the shareholders of JMU, including Extensive.

B.          As of the date hereof, Extensive has become a shareholder of the Company, holding 149,100,132 ordinary shares of the Company acquired pursuant to SPA (the “Acquired Shares”), representing 10.57% of the Company’s outstanding Shares .

C.          Ms. Wang is the sole shareholder of Extensive and holds 100% issued and outstanding shares of Extensive.

D.          Extensive and Ms. Wang intend to enter into this Agreement to grant Mr. Xu the right to vote all of the Acquired Shares in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

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1. Voting Agreement. The Shareholder and Ms. Wang hereby covenant and agree that, during the term of this Agreement, at any and all meetings of shareholders of the Company, or at any adjournment thereof or in any other circumstances upon which a vote, consent (including unanimous written consents), agreement or other approval is sought, the Shareholder shall vote (or cause to be voted) all of the Acquired Shares owned by such Shareholder and shall otherwise consent or agree in such manner as may be directed by Mr. Xu in his sole and absolute discretion, including without limitation to elect individuals to the Company’s board of directors as designated by Mr. Xu. The Shareholder, as a holder of Acquired Shares, shall be present in person or by proxy at all meetings of shareholders of the Company so that all Acquired Shares are counted for purposes of determining the presence of a quorum at such meeting.

2. Covenants. The Shareholder and Ms. Wang hereby covenant and agree that prior to the termination of this Agreement, the Shareholder shall not (i) grant any proxy, power of attorney or other authorization in or with respect to any of the Acquired Shares owned by the Shareholder; (ii) deposit any of the Acquired Shares owned by the Shareholder into any voting trust or enter into any voting agreement or other understanding or arrangement with respect to such Acquired Shares; or (iii) take any other action which would have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement.

3. Grant of Proxy; Appointment of Proxy. In furtherance of Section 1 hereof:

(a) The Shareholder hereby grants to, and appoints Mr. Xu as the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote all of the Acquired Shares owned by the Shareholder at any meeting of the shareholders of the Company, or at any adjournment thereof or in any other circumstances upon which a vote, agreement, consent (including unanimous written consents) or other approval is sought, as set forth in Section 1 hereof. Such attorney-in-fact may evidence the taking of any action, giving of any consent or the voting of such Acquired Shares by the execution of any document or instrument for such purpose in the name of the Shareholder.

(b) The Shareholder hereby affirms that the proxy set forth in this Section 3 is given in connection with, and in consideration of, the transfer of Acquired Shares to the Shareholder and that such proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that this proxy is coupled with an interest and may not be revoked unless otherwise terminated according to the provisions in Section 6. The Shareholder hereby ratifies and confirms all that the proxy and attorney-in-fact appointed pursuant to this Section 3 may lawfully do or cause to be done by virtue hereof.

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4. Certain Events. The Shareholder and Ms. Wang agree that this Agreement and the obligations hereunder shall attach to all of the Acquired Shares owned by the Shareholder and shall be binding upon any person or entity to which legal or beneficial ownership of the Acquired Shares shall pass, whether by operation of law or otherwise, including without limitation the Shareholder’s successors and assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company or the acquisition of additional shares of the Company’s stock or other voting securities of the Company by the Shareholder after the date hereof, the number of Acquired Shares subject to the terms of this Agreement shall be adjusted automatically as appropriate and this Agreement and the obligations hereunder shall attach automatically to any such additional shares of the Company’s stock or other voting securities of the Company issued to or acquired by the Shareholder.

5. Further Assurances. The Shareholder shall, upon request of Mr. Xu or the Company, execute and deliver such additional documents and take such further actions as may reasonably be deemed by Mr. Xu or the Company to be necessary or desirable to carry out the provisions hereof and to vest the power to vote Acquired Shares as contemplated by Section 3 in the attorney-in-fact described therein.

6. Termination.

(a) This Agreement, and all rights and obligations of the parties hereunder, including without limitation, the proxy set forth in Section 3, shall terminate upon the first anniversary of the date of this Agreement unless otherwise agreed upon by all of the parties hereto in writing.

(b) The Agreement shall cease to apply any Acquired Shares that are transferred by the Shareholder to a third party; provided that this Agreement shall continue to apply to any other Acquired Shares that continue to be held by the Shareholder, or any person controlling, controlled by or under common control with the Shareholder, until otherwise terminated pursuant to Section 6(a).

7. Miscellaneous.

(a) This Agreement may be executed (whether by electronic signature or otherwise) in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall be considered one and the same instrument.

(b) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York as to matters within the scope thereof, without regard to its principles of conflicts of laws.

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Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or invalidity thereof, shall, so far as it is possible, be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Section 7(b). The appointing authority shall be Hong Kong International Arbitration Centre (“HKIAC”). The seat of the arbitration shall be Hong Kong. There shall be three (3) arbitrators. Mr. Xu, on the one hand, and the Shareholder and Ms. Wang, on the other hand, shall be entitled to designate one arbitrator each. The two arbitrators shall consult with each other to agree upon the selection of a third arbitrator. The arbitration shall be conducted in the English language. Evidence and testimony may be presented in any language, including a language other than English providing it is accompanied by an English translation thereof (which translation shall have been certified and prepared or given at the sole cost of the party offering such evidence or testimony). The arbitral award shall be in English writing and, unless the parties to the arbitration agree otherwise, shall state the reasons upon which it is based. The award shall be final and binding on the parties to the arbitration.

(c) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by the Shareholder without the prior written consent of Mr. Xu and the Company. Any assignment in violation of the foregoing shall be null and void and of no force or effect whatsoever. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

(d) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, such term, provision, covenant or restriction shall be modified or voided, as may be necessary to achieve the intent of the parties to the extent possible, and the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(e) Any term or provision of this Agreement may be waived by the party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement, if, as to any party, it is duly authorized in writing by such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any such other breach.

(f) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

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(g) This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

By:	/s/ Maodong Xu
Name: Maodong Xu

Extensive Power Limited

By:	/s/ Huimin Wang
Name: Huimin Wang
Title: Authorized Signatory

By:	/s/ Huimin Wang
Name: Huimin Wang